Source:  Continental Energy Corporation

Continental Energy Quarterly Results

DALLAS – April 5, 2004 – Continental Energy Corporation (OTCBB: CPPXF) announced today that it has released its quarterly report and interim financial statements for its fiscal quarter ended January 31, 2004. The report was filed with securities regulators under Form-6K on EDGAR and on SEDAR as a Form-51/901F filing.

The quarter ended January 31, 2004 marks the end of the second quarter and the first six months of the Company’s annual fiscal year ending July 31, 2004. As at January 31, 2004, Company's consolidated financial statements reflect a working capital deficit of approximately $4,471,000. The working capital deficit includes an amount of $ 4,773,429.71 in accrued liabilities and accounts payable attributable to the Company's GAT Bangkudulis subsidiary ("GATB"). Most of these liabilities were acquired together with the GATB subsidiary upon the Company's acquisition of it Of the $4,773.429.71 GATB accrued liabilities, firm payables total only $ 979,637.57. The remaining balance of $ 3,580,817.14, consisting of repayment of loans to GATB by former shareholders, deferred taxes and deferred compensation to former and current employees and directors. Payment of the remaining balance is subject to and conditional upon the event commercial oil production is established from the Bangkudulis Field; and in the event no production is successfully established this remaining balance is not payable.

The Company had no material income in the six months ended January 31, 2004.

During the six months ended January 31, 2004 the Company invested approximately $403,000 in its Indonesian oil and gas properties and recovered $258,000 from its farm out partners. During the six months ended January 31, 2004, 1,458,388 warrants were exercised resulting in the issuance of 1,458,388 common shares for total proceeds of $218,758. Overall, expenses increased by $362,000 from approximately $398,000 to approximately $760,000 for the six month periods ended January 31, 2003 and 2004 respectively. $431,634 of the expense increase is due to stock option compensation expense booked in relation to 4,950,000 options granted during the period.

About Continental Energy Corporation:

Continental Energy Corporation is a small oil and gas exploration company, focused entirely on making a major oil or gas discovery in Indonesia. There it has successfully acquired production sharing contracts granting exclusive petroleum exploration and production rights to two high potential exploration concession areas, the Bengara-II and Yapen Blocks, totaling over 3 million acres; and a third concession for the development of the Bangkudulis Oil Field. Continental concentrates its efforts in Indonesia, one of the few places in the world where large tracts of highly prospective acreage can be accumulated. Indonesia has a long and successful history of oil and gas exploration and geological conditions are proven to be excellent for petroleum accumulation. Management has long experience in-country, and solid relationships with both industry and government at all levels. A strong and growing domestic demand for both crude oil and natural gas provides expanding and nearby markets for any production Continental establishes.

For further information, please visit our web site at www.continentalenergy.com.

On behalf of the Company,

" Gary R. Schell "

Director

No securities regulatory authority has either approved or disapproved the contents of this news release.

Certain matters discussed within this press release may be  forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, political risk, terrorism, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission.

For more information please contact Craig Doctor 604-278-4656 or Mr. Gary Schell  604-532-6066 or

Jim Eger at 877-762-2366, Suite 1200, 14001 Dallas Parkway, Dallas, Texas, 75240